Exhibit 15.1(c)

Consent of Independent Registered Public Accounting Firm

The Members

GGP-TRS L.L.C.:

We consent to the inclusion in the registration statement on Form 20-F of Brookfield Property Partners L.P. of our report dated February 27, 2012, with respect to the consolidated balance sheets of GGP-TRS L.L.C. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2011, not included herein, and to the reference to our firm under the heading “Statement By Experts” in the registration statement.

/s/ KPMG LLP

Chicago, Illinois

April 12, 2012